Exhibit (e)(1)

AMENDED & RESTATED DISTRIBUTION AGREEMENT

THIS AMENDED & RESTATED DISTRIBUTION AGREEMENT (this “Agreement”) is made effective as of May 1, 2025, between Cavanal Hill Funds (the “Trust”), having an office at 4400 Easton Commons, Suite 200, Columbus, Ohio 43219, and Cavanal Hill Distributors, Inc. (“Distributor”), having an office at One Williams Center, 15th Floor, BOK Tower, Tulsa, Oklahoma 74172.

WHEREAS, the Trust and Distributor are parties to that certain Distribution Agreement effective December 30, 2016 (as amended, the “Original Agreement”); and

WHEREAS, the Trust and Distributor wish to amend and restate the Original Agreement in its entirety, replacing the Original Agreement with this Agreement; and

WHEREAS, the Trust is an open-end management investment company, organized as a Massachusetts business trust and registered with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “34 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, it is intended that Distributor act as the distributor of the shares of beneficial interest of the Trust, each corresponding to a distinct portfolio which are further divided into separate classes of shares (the “Shares”), as identified on Schedule A (each of the portfolios is individually referred to herein as a “Fund” and collectively as the “Funds”);

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.          Appointment. The Trust hereby appoints Distributor as the distributor of each Fund for the distribution of the Shares covered by the Trust’s Registration Statement then in effect, together with any amendments thereto, including Parts A (the Prospectus), B (the Statement of Additional Information) and C (Other Information) of such Registration Statement, as filed on Form N-1A, or any successor thereto, with the Commission under the Securities Act of 1933, as amended (the “Securities Act”) and the 1940 Act, upon the terms and conditions hereinafter set forth (collectively, the “Registration Statement”). As used herein, the term “Prospectus” shall include the Statutory Prospectus or Summary Prospectus and Statement of Additional Information used by the Funds, in accordance with the rules of the Commission, for delivery to shareholders and prospective shareholders after the effective dates of the Registration Statement(s), together with any amendments and supplements thereto. Distributor hereby accepts such appointment and agrees to furnish the services specified herein.

2.          Services.

2.1          Distributor will act as agent of the Trust for the sale, repurchase and redemption of Shares covered by the Registration Statement, subject to the registration requirements of the Securities Act, the 1940 Act and the laws governing the sale of securities in the various states (such state laws, the “Blue Sky Laws”).

2.2          Distributor agrees to use its best efforts to solicit orders for the Shares and may engage in such activities as it deems appropriate in connection with the promotion, advertising and sale of the Shares, including the printing and mailing of sales literature. Distributor shall review and file such materials with the Commission and FINRA to the extent required by the 34 Act and the 1940 Act and the rules and regulations thereunder, and by the rules of FINRA.

2.3          Distributor shall promptly transmit any orders received by it for purchase, redemption, or exchange of the Shares to the Trust’s transfer agent.

2.4          The Distributor may utilize agents in its performance of its services and, with prior notice to the Trust, appoint in writing other parties qualified to perform specific administration services reasonably acceptable to the Trust (each such agent a “Sub-Agent”) to carry out some or all of its responsibilities under this Agreement; provided, however, that a Sub-Agent shall be the agent of the Distributor and not the agent of the Trust, and that the Distributor shall be fully responsible for the acts of any such Sub-Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of a Sub-Agent.

3.          Exclusivity.

3.1          The rights granted to Distributor hereunder shall be exclusive, except that the Trust reserves the right to sell Shares directly to investors.

3.2          The Trust understands that Distributor may be the distributor of the shares of other investment companies, including investment companies having investment objectives similar to those of the Funds. The Trust further understands that shareholders and potential shareholders in the Trust may invest in shares of such other investment companies. The Trust agrees that Distributor's duties to other investment companies shall not be deemed in conflict with its duties to the Trust under this Agreement.

4.          Issuance of Shares. The Trust reserves the right to issue, transfer or sell Shares at net asset values (a) in connection with the merger or consolidation of the Trust or the Fund(s) with any other investment company or the acquisition by the Trust or the Fund(s) of all or substantially all of the assets or of the outstanding Shares of any other investment company; (b) in connection with a pro rata distribution directly to the holders of Shares in the nature of a stock dividend or split; (c) upon the exercise of subscription rights granted to the holders of Shares on a pro rata basis; (d) in connection with the issuance of Shares pursuant to any exchange and reinvestment privileges described in any then-current Prospectus of the Fund(s); and (e) otherwise in accordance with any then-current Prospectus of the Fund(s).

5.          Plans of Distribution. Attached as Schedule B to this Agreement are all plans of distribution under Rule 12b-l of the 1940 Act approved by the Trust and currently in effect (collectively, the “Distribution Plan”). The Trust will deliver to the Distributor updated copies of the Distribution Plan promptly after any changes are made thereto. For its services under this Agreement, the Distributor shall be compensated as set forth in the Distribution Plan.

6.          Fees; Payment – Load Shares.

6.1          Shares of a Fund may be subject to a sales load and may be subject to the imposition of a distribution fee pursuant to the Distribution Plan. To the extent that Shares of a Fund are sold at an offering price which includes a sales load or subject to a contingent deferred sales load with respect to certain redemptions (either within a single class of Shares or pursuant to two or more classes of Shares), such Shares shall in this Section be referred to collectively as “Load Shares” (and in the case of Shares that are sold with a front-end sales load, “Front-end Load Shares”, or Shares that are sold subject to a contingent deferred sales load, “CDSL Shares”). Funds that issue Front-End Load Shares shall hereinafter be referred to collectively as “Front-End Load Funds.” Funds that issue CDSL Shares shall in this Section be referred to collectively as “CDSL Funds.” Front-end Load Funds and CDSL Funds may individually or collectively be referred as “Load Funds.” In no event will any sales load exceed the limitations imposed by applicable rules and regulations. Under this Agreement, the following provisions shall apply with respect to the sale of, and payment for, Load Shares:

(a)          The Distributor shall have the right to offer Load Shares at their net asset value, if permitted by the Prospectus, and to sell such Load Shares to the public against orders therefor at the applicable public offering price. The Distributor shall also have the right to sell Load Shares to dealers against orders therefor at the public offering price less a concession determined by the Distributor, which concession shall not exceed the amount of the sales charge or underwriting discount, if any.

(b)          Prior to the time of delivery of any Load Shares by a Load Fund to, or on the order of, the Distributor, the Distributor shall pay or cause to be paid to the Load Fund or to its order an amount in New York cleared funds equal to the applicable net asset value of such Shares. The Distributor may retain so much of any sales charge or underwriting discount as is not allowed by the Distributor as a concession to dealers.

(c)          With respect to CDSL Funds, the following provisions shall be applicable:

(i)          The Distributor shall be entitled to receive all contingent deferred sales load charges, 12b-l payments and all distribution and service fees set forth in the Distribution Plan adopted by a CDSL Fund (collectively, the “CDSL Payments”) with respect to CDSL Shares. The Distributor may assign or sell to a third party (a “CDSL Financing Entity”) all or a part of the CDSL Payments on CDSL Shares that the Distributor is entitled to receive under this Agreement. The Distributor's right to the CDSL Payments on such CDSL Shares, if assigned or sold to a CDSL Financing Entity, shall continue after termination of this Agreement.

(ii)          The Distributor may assign or sell to a CDSL Financing Entity all or part of the CDSL Payments the Distributor is entitled to receive. The Distributor's right to payment of CDSL Payments, if assigned or sold to a CDSL Financing Entity, shall continue after termination of this Agreement. Otherwise, (unless the Distributor is legally entitled to receive such fees as the financing entity) the right to receive all CDSL Payments in respect of periods subsequent to the termination of this Agreement shall terminate upon termination of this Agreement. In the event Distributor assigns or sells all or a part of the CDSL Payments to a CDSL Financing Entity and this Agreement is subsequently terminated, Distributor shall have no obligation to assist the CDSL Financing Entity in connection with such CDSL Financing Entity's right to receive such CDSL Payments subsequent to such termination.

(iii)          The Distributor shall not be required to offer or sell CDSL Shares of a CDSL Fund unless and until it has received a binding commitment from a CDSL Financing Entity (a “Commitment”) satisfactory to the Distributor which Commitment shall cover all expenses and fees related to the offer and sale of such CDSL Shares including, but not limited to, dealer reallowances, financing commitment fees, and legal fees. If at any time during the term of this Agreement the then current CDSL financing is terminated through no fault of the Distributor, the Distributor shall have the right to immediately cease offering or selling CDSL Shares until substitute financing becomes effective.

(iv)          The Distributor and the Trust hereby agree that the terms and conditions set forth herein regarding the offer and sale of CDSL Shares may be amended upon approval of both parties in order to comply with the terms and conditions of any agreement with a CDSL Financing Entity to finance the costs for the offer and sale of CDSL Shares so long as such terms and conditions are in compliance with the Distribution Plan.

7.          Sale of Shares.

7.1          Except as otherwise noted in the Trust’s Prospectus, all Shares sold to investors by Distributor or the Trust will be sold at the public offering price. The public offering price for all accepted subscriptions will be the net asset value per Share, as next determined in the manner described in the Trust’s Prospectus, plus any sales charges applicable to the class of Shares being sold. Distributor has no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated.

7.2          Distributor may enter into dealer agreements and other selling agreements with broker-dealers and other intermediaries and shall be responsible for the compensation of underwriters, dealers and sales personnel; provided, however, that Distributor shall have no obligation to make any payments to any third parties, whether as finder's fees, compensation or otherwise, unless such payment is a front-end sales load or (i) Distributor has received a corresponding payment or will be reimbursed from the Distribution Plan, the Trust's investment adviser (the “Adviser”) or from another source as may be permitted by applicable law, and (ii) such corresponding payment has been approved by the Trust's Board of Trustees.

7.3          No Shares shall be offered by either the Distributor or the Trust under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Trust if and so long as the effectiveness of the Registration Statement or any necessary amendments thereto shall be suspended under any of the provisions of the Securities Act or if, and so long as, a current Prospectus as required by Section 10(b)(2) of the Securities Act is not on file with the Commission; provided, however, that: (a) the Distributor will not be obligated to cease offering Shares until it has received from the Trust written notice of such events, and (b) nothing contained in this Section shall in any way restrict or have an application to or bearing upon the Trust's obligation to repurchase Shares from any shareholder in accordance with the provisions of the Trust's Prospectus, Declaration of Trust, or Bylaws.

7.4          The Trust reserves the right to refuse at any time or times to sell any of its Shares for any reason it deems adequate.

8.          Obligations of the Trust.

8.1          The Trust agrees that it will take all action necessary to register the Shares under the Securities Act and the 1940 Act, (subject to any necessary approval of shareholders).

8.2          The Trust agrees to inform the Distributor from time to time of the states in which the Trust or its administrator has registered or otherwise qualified shares for sale, and the Trust agrees at its own expense to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as the administrator for the Trust may designate.

8.3          The Trust agrees to issue Shares of the Funds and to record on its books the ownership of such Shares in such amounts as Distributor has requested through the transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by the Funds of payment and acceptance of such order, upon the terms described in the Registration Statement.

8.4          The Trust agrees to advise the Distributor as soon as reasonably practical by a notice in writing delivered to the Distributor:

(a)          of any request by the Commission for amendments to the Registration Statement or Prospectus or for additional information;

(b)          in the event of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or Prospectus or the initiation by service of process on the Trust of any proceeding for that purpose; and

(c)          of the happening of any event that makes untrue any statement of a material fact made in the Registration Statement or Prospectus or which requires the making of a change in such Registration Statement or Prospectus in order to make the statements therein not misleading.

For purposes of this Section, informal requests by or acts of the staff of the Commission shall not be deemed actions of or requests by the Commission unless they would reasonably be expected to have a material negative impact upon the offering of Shares.

9.          Documents.

9.1          The Trust shall make available to Distributor such number of copies of its Prospectus, Summary Prospectuses, Statement of Additional Information, and periodic reports as Distributor may reasonably request. The Trust shall furnish to Distributor copies of all information, financial statements and other papers, which Distributor may reasonably request for use in connection with the distribution of Shares of the Trust.

9.2          The Trust has furnished or will furnish, upon request, Distributor with copies of the Trust’s Declaration of Trust, Bylaws, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, sub-administration agreement, current Prospectus, Statement of Additional Information, periodic Fund reports, and all forms relating to any plan, program or service offered by the Trust. The Trust shall furnish, within a reasonable time period, to Distributor a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to Distributor any additional documents necessary or advisable to perform its functions hereunder. The electronic availability of the Trust’s Registration Statement (which includes as a part of such Registration Statement or as an exhibit thereto any of the foregoing documents) on the Commission’s EDGAR database shall be sufficient to fulfill the Trust’s obligations under this Section.

9.3          The Trust shall furnish from time to time, for use in connection with the sale of the Shares, such supplemental information with respect to the Funds and the Shares as Distributor may reasonably request; and the Trust warrants that the statements contained in any such supplemental information will fairly show or represent what they purport to show or represent. The Trust shall also furnish Distributor, upon request, with; (a) unaudited semi-annual statements of the Funds' books and accounts prepared by the Trust, (b) a monthly itemized list of the securities held by the Funds, (c) monthly balance sheets as soon as practicable after the end of each month, and (d) from time to time, such additional information regarding the financial condition of the Funds as the Distributor may reasonably request.

9.4          The Trust represents and warrants to Distributor that all Registration Statements, and each Prospectus, filed by the Trust with the Commission under the Securities Act and the 1940 Act shall be prepared in conformity with the requirements of said Acts and rules and regulations of the Commission promulgated thereunder. The Registration Statement and Prospectus shall contain all statements required to be stated therein in conformity with said Acts and the rules and regulations of the Commission promulgated thereunder, and all statements of fact contained in any such Registration Statement and Prospectus shall be true and correct in all material respects. Furthermore, neither any Registration Statement nor any Prospectus will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares. The foregoing representations and warranties shall continue throughout the term of this Agreement and be deemed to be of a continuing nature, applicable to all Shares distributed hereunder.

9.5          Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its Registration Statement or adopt any policies which would affect materially the obligations or responsibilities of Distributor hereunder without prior notice to Distributor. The Distributor may, but shall not be obligated to, propose from time to time such amendment or amendments to any Registration Statement and such supplement or supplements to any Prospectus as, in the light of future developments, may, in the opinion of its counsel, be necessary to prevent such documents from being false and misleading. If the Trust shall not file with the Commission any amendment or amendments and/or supplement or supplements within fifteen days after receipt by the Trust of a written and reasonable request from Distributor to do so, Distributor may, at its option, terminate this Agreement. In such case, the Distributor will be held harmless from, and indemnified by Trust for, any liability or loss resulting from the failure to implement such amendment. The Trust shall not file any amendment to any Registration Statement or supplement to any Prospectus without giving Distributor reasonable notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Trust's right to file at any time such amendments to any Registration Statement and/or supplements to any Prospectus, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

9.6          The Trust authorizes the Distributor and dealers to use any current Prospectus in the form furnished by the Trust from time to time in connection with the sale of the Shares.

10.          Consultation Between the Parties. Distributor and the Trust shall regularly consult with each other regarding Distributor’s performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to Distributor at a reasonable time in advance of filing with the Commission reasonably final copies of any amended or supplemented Registration Statement under the Securities Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any Registration Statement and/or supplements to any Prospectus or Statement of Additional Information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

11.          Accounts and Records. The accounts and records maintained by Distributor shall be the property of the Trust. Distributor shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. Distributor shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. The Trust shall have access to such accounts and records at all times during Distributor’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by Distributor to the Trust at the Trust’s expense. Distributor shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s accounts and records and reports by Distributor or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

12.          Independent Contractor. Distributor shall be an independent contractor and neither Distributor nor any of its officers or employees is or shall be an employee of the Trust. The Distributor is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees.

13.          Insurance. Distributor agrees to maintain fidelity bond and liability insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities relating to the Trust. Distributor shall notify the Trust upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage and any material claims against it, whether or not covered by insurance.

14.          Standard of Care. Distributor shall act in good faith and shall exercise commercially reasonable care and diligence in the performance of its duties under this Agreement. In its capacity as distributor of the Shares, all activities of the Distributor and its partners, agents, and employees shall comply with all applicable laws, rules and regulations, including, without limitation, the 1940 Act, all applicable rules and regulations promulgated by the Commission thereunder, and all applicable rules and regulations adopted by any securities association registered under the 34 Act. Distributor shall also comply with all investment restrictions, policies and procedures adopted by the Trust of which Distributor has knowledge (it being understood that Distributor is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to Distributor by the Trust). Distributor shall at all times maintain a program reasonably designed to prevent violations of the federal securities laws with respect to the services provided, and shall provide to the Trust a certification to such effect no less than annually or as otherwise reasonably requested by the Trust. Distributor shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to the services provided under this Agreement as reasonably requested by the Trust.

15.          Limitation of Liability. In the absence of willful misfeasance, bad faith, negligence, or reckless disregard by Distributor in the performance of its duties, obligations or responsibilities, Distributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates. Neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages.

16.          Representations and Warranties.

16.1        Distributor. Distributor represents and warrants to the Trust that:

(a)          It is duly organized and existing as a corporation and in good standing under the laws of the State of Oklahoma.

(b)          It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)          It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(d)          Distributor has conducted a review of its supervisory controls system and has made available to the Trust the most current report of such review and any updates thereto. Every time Distributor conducts a review of its supervisory control system it will make available to the Trust for inspection a report of such review and any updates thereto. Distributor shall immediately notify the Trust of any changes in how it conducts its business that would materially change the results of its most recent review of its supervisory controls system and any other changes to Distributor’s business that would affect the business of the Trust or the Trust’s investment adviser.

16.2        Trust. The Trust represents and warrants to Distributor that:

(a)          It is a trust duly organized and existing and in good standing under the laws of the State of Massachusetts and is registered with the Commission as an open-end management investment company.

(b)          It is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement.

(c)          The Board of Trustees, including a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement or Interested Persons (as such term is defined in the 1940 Act) of any such party (“Independent Trustees), has duly authorized it to enter into and perform this Agreement.

17.          Indemnification.

17.1        By the Trust. The Trust agrees to indemnify, defend and hold harmless Distributor, its officers, partners, employees, and any person who controls the Distributor within the meaning of Section 15 of the Securities Act (collectively, “Distributor Indemnitees”), from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) (collectively, “Claims”) which Distributor Indemnitees may incur under the Securities Act or under common law or otherwise:

(a)          As the result of the Distributor acting as distributor of the Funds and entering into selling agreements, participation agreements, shareholder servicing agreements or similar agreements with financial intermediaries on behalf of the Trust or any other action or omission to act with Distributor takes in connection with the provision of services to the Trust;

(b)          Arising out of or based upon (i) any untrue statement, or alleged untrue statement, of a material fact contained in any Registration Statement or any Prospectus, (ii) any omission, or alleged omission, to state a material fact required to be stated in any Registration Statement or any Prospectus or necessary to make the statements therein not misleading, or (iii) any untrue statement, or alleged untrue statement, of a material fact in any Trust-related advertisement or sales literature, or any omission, or alleged omission, to state a material fact required to be stated therein to make the statements therein not misleading, in either case notwithstanding the exercise of reasonable care in the preparation or review thereof by the Distributor;

(c)          Arising out of or based upon the electronic processing of orders including losses, delays, failures, errors, interruptions or loss of data; or

(d)          Distributor’s reliance on any instruction, direction, notice, instrument or other information provided by an authorized employee of the Trust or an authorized employee of the Trust’s other service providers that Distributor reasonably believes to be genuine;

provided, however, that the Trust's agreement to indemnify the Distributor Indemnitees pursuant to this Section shall not be construed to cover any Claims (A) pursuant to subsection (b) above to the extent such untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Trust by Distributor for use in the Registration Statement or in corresponding statements made in the Prospectus, advertisement or sales literature; or (B) arising out of or based upon the willful misfeasance, bad faith or gross negligence or reckless disregard by Distributor in the performance of its duties, obligations or responsibilities hereunder; or (C) arising out of or based upon the Distributor's failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder.

17.2        By the Distributor. Distributor agrees to indemnify, defend and hold harmless the Trust, its officers, Trustees, employees, and any person who controls the Trust within the meaning of Section 15 of the Securities Act (collectively, “Trust Indemnitees”), from and against any and all Claims which the Trust Indemnitees may incur under the Securities Act or under common law or otherwise, arising out of or based upon:

(a)          any untrue statement, or alleged untrue statement, of a material fact contained in any Registration Statement, Prospectus, or Trust-related advertisement or sales literature, or upon any omission, or alleged omission, to state a material fact in such materials that would be necessary to make the information therein not misleading, which untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Trust by Distributor for use in the Registration Statement or in corresponding statements made in the Prospectus, or advertisement or sales literature;

(b)          the willful misfeasance, bad faith, gross negligence or reckless disregard by Distributor in the performance of its duties, obligations or responsibilities under this Agreement, or

(c)          Distributor's failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder (other than in respect of Trust-related advertisements or sales literature that fails to comply with applicable laws notwithstanding the exercise of reasonable care in the preparation and review thereof by Distributor).

17.3        Process. In the event of a Claim for which the Distributor Indemnities or the Trust Indemnitees may be entitled to indemnification hereunder, the party to be indemnified shall provide the other party with written notice of the Claim, identifying the persons against whom such Claim is brought, promptly following receipt of service of the summons or other first legal process, and in any event within ten (10) days of such receipt. The indemnifying party will be entitled to assume the defense of any suit brought to enforce any such Claim if such defense shall be conducted by counsel of good standing chosen by the indemnifying party and approved by the party to be indemnified, which approval shall not be unreasonably withheld. In the event any such suit is not based solely on an alleged untrue statement, omission, or wrongful act on the part of the party to be indemnified, such party shall have the right to participate in the defense. In the event the indemnifying party elects to assume the defense of any such suit and retain counsel of good standing so approved by the party to be indemnified, the party to be indemnified shall bear the fees and expenses of any additional counsel retained, but in any case where the indemnifying party does not elect to assume the defense of any such suit or in case the party to be indemnified reasonably withholds approval of counsel chosen, the indemnifying party will reimburse the parties named as defendants in such suit, for the reasonable fees and expenses of any counsel retained by them to the extent related to a covered Claim.

18.          Confidentiality. During the term of this Agreement, Distributor and the Trust may have access to confidential information relating matters involving the other party's business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to Distributor or the Trust, as applicable, which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to the applicable party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to the receiving party by a third party not under an obligation confidentiality to the disclosing party of which the receiving party should reasonably be aware, or (iii) the information is independently developed by the receiving party without reference to the disclosing party’s Confidential Information. Each party will protect the other's Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, but in any event using at least reasonable care, and will not use the other party's Confidential Information other than in connection with its duties and obligations hereunder. Notwithstanding the foregoing, a party may disclose the other party’s Confidential Information if (a) required by law, regulation or legal process or if requested by any agency; (b) it is advised by counsel that it may incur liability for failure to make such disclosure; or (c) requested to by the other party; provided that in the event of (a) or (b) the party required to make the disclosure shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicably and cooperate with the other party (at such other party's expense) in any efforts to prevent such disclosure, in each case, to the extent legally permissible. The obligations of confidentiality set forth in this Section shall survive the termination of this Agreement for an indefinite period with respect to customer lists and personal non-public information regarding the Trust's customers, and for a period of three (3) years after termination with respect to all other Confidential Information.

19.          Privacy. Nonpublic personal financial information relating to consumers or customers of the Funds provided by, or at the direction of, the Trust to Distributor, or collected or retained by Distributor to perform its duties as distributor, shall be considered Confidential Information. Distributor shall not disclose or otherwise use any nonpublic personal financial information relating to present or former shareholders of the Funds other than for the purposes for which that information was disclosed to the Distributor, including use under an exception in Rules 13, 14 or 15 of Commission Regulation S-P in the ordinary course of business to carry out those purposes. Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds. The Trust represents to Distributor that it has adopted a statement of its privacy policies and practices as required by Commission Regulation S-P and agrees to provide Distributor with a copy of that statement annually.

20.          Anti-Money Laundering Compliance. Each of Distributor and the Trust acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each party represents and warrants to the other party that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects. Distributor shall also provide written notice to each person or entity with which it entered an agreement prior to the date hereof with respect to sale of the Trust's Shares, such notice informing such person of anti-money laundering compliance obligations applicable to financial institutions under applicable laws and, consequently, under applicable contractual provisions requiring compliance with laws.

Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by Distributor with any dealer that is authorized to effect transactions in Shares of the Trust.

Each of Distributor and the Trust agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). Distributor undertakes that it will grant to the Trust, the Trust's anti-money laundering compliance officer and regulatory agencies, reasonable access to copies of Distributor's AML Operations, books and records pertaining to the Trust only. It is expressly understood and agreed that the Trust and the Trust's compliance officer shall have no access to any of Distributor's AML Operations, books or records pertaining to other clients of Distributor.

21.          Business Interruption Plan. Distributor shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of business interruption failures, Distributor shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

22.           Term, Duration and Termination.

22.1        Initial Term. This Agreement shall become effective with respect to each Fund as of the date first written above (the “Effective Date”) (or, if a particular Fund is not in existence on such date, on the earlier of the date an amendment to Schedule A to this Agreement relating to that Fund is executed or the Distributor begins providing services under this Agreement with respect to such Fund) and, unless sooner terminated as provided herein, shall continue through [December 31, 2025].

22.2        Renewal Term. If not sooner terminated, this Agreement shall continue with respect to a particular Fund automatically for successive one-year terms, provided that such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees, including a majority of Independent Trustees, cast in person at a meeting for the purpose of voting on such approval.

22.3        Termination. This Agreement is terminable without penalty with sixty days' prior written notice by the vote of a majority of the Board of Trustees, including a majority of Independent Trustees, by vote of a majority of the outstanding voting securities of the Trust, or by Distributor.

22.4        Obligations Upon Termination. Upon termination of this Agreement, Distributor agrees to cooperate in the orderly transfer of distribution duties and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder. In the event Distributor gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.

23.          Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to it at 4400 Easton Commons, Suite 200, Columbus, Ohio 43219; and if to Distributor, to it at One Williams Center, BOK Tower, 15th Floor, Tulsa, OK 74172 Attn: [Bill King], or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

24.          Assignment. This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment (as such term is defined in the 1940 Act).

25.          Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act. To the extent that the laws of the State of Massachusetts conflict with the 1940 Act or the rules thereunder, the latter shall control.

26.          Entire Agreement. This Agreement constitutes the complete agreement of the parties as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

27.          Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

28.          Amendments. No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto and approved by a majority of the Trust’s Board of Trustees, including a majority of Independent Trustees

29.          Matters Relating to the Trust as a Massachusetts Business Trust. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the members of the Board of Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Board of Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Board of Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust's Declaration of Trust.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

CAVANAL HILL FUNDS

By:	/s/ Catherine Dun
Name:	Catherine Dunn
Title:	President

CAVANAL HILL DISTRIBUTORS, INC.

By:	/s/ Bill King
Name:	Bill King
Title:	President & CEO

SCHEDULE A

FUNDS

U.S. Treasury Fund

Government Securities Money Market Fund

Limited Duration Fund

Bond Fund

Strategic Enhanced Yield Fund

Ultra Short Tax-Free Income Fund

Hedged Equity Income Fund

World Energy Fund

SCHEDULE B

DISTRIBUTION PLAN

SECOND AMENDED & RESTATED

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

(12b-1 PLAN)

Effective May 1, 2025

THIS SECOND AMENDED & RESTATED DISTRIBUTION PLAN (the “Plan”) constitutes the DISTRIBUTION AND SHAREHOLDER SERVICES PLAN (12b-1 Plan) of Cavanal Hill Funds, a Massachusetts business trust (the “Trust), adopted pursuant to Rule 12b-1 of the Investment Company Act of 1940 (the “1940 Act”). The Plan relates to the units of beneficial interest (“Shares”) of the Trust’s investment portfolios identified on Schedule A hereto, as such may be amended from time to time (individually a “Fund” and, together, the “Funds”).

WHEREAS, it is desirable to enable the Trust to have flexibility in meeting the investment and shareholder servicing needs of its future investors; and

WHEREAS, the Board of Trustees of the Trust (the “Board of Trustees”), mindful of the requirements imposed by Rule 12b-1 of the 1940 Act, has determined to effect the Plan for the provision of distribution assistance with respect to the Shares of each Fund and for the provision of shareholder services with respect to the holders of Shares of each Fund;

NOW, THEREFORE, the Trust and Cavanal Hill Distributors, Inc. (the “Distributor”) hereby agree as follows:

1.     Each Fund shall pay the Distributor a distribution fee equal to the lesser of (i) the fee at the applicable annual rate set forth on Schedule A hereto or (ii) such fee as may from time to time be agreed upon in writing by the Trust and the Distributor (the “Distribution Fee”). The Distributor may apply the Distribution Fee toward the following: (i) compensation for its services in connection with distribution assistance with respect to a Fund’s Shares or for its services in connection with the rendering of shareholder services to the holders of a Fund’s Shares; (ii) payments to financial institutions and intermediaries (such as insurance companies and investment counselors but not including banks and savings and loan associations), broker-dealers, and the Distributor’s affiliates and subsidiaries as compensation for services and/or reimbursement of expenses incurred in connection with distribution assistance of shareholder services with respect to a Fund’s Shares; or (iii) payments to banks and savings and loan associations, other financial institutions and intermediaries, broker-dealers, and the Distributor’s affiliates and subsidiaries as compensation for services and/or reimbursement of expenses incurred in connection with the provision of shareholder services to the holders of a Fund’s Shares. The Distributor shall receive no compensation from the Trust for its services as Distributor otherwise than as provided in this Section 1.

2.     The Plan shall not take effect with respect to a Fund until it has been approved by a vote of at least a majority of the outstanding voting securities of that Fund.

3.     The Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations promulgated thereunder) of both (a) the Board of Trustees and (b) the Independent Trustees cast in person at a meeting called for the purpose of voting on the Plan or such agreement.

4.     The Plan shall continue in effect with respect to a Fund for a period of more than one year after it takes effect, provided such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 3 above.

5.     Any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Plan or any related agreement shall provide to the Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

6.     The Plan may be terminated with respect to a Fund at any time by a vote of a majority of the Independent Trustees, or by a vote of a majority of the outstanding voting securities of that Fund.

7.     All agreements with any person relating to the implementation of the Plan shall be in writing, and any agreement related to the Plan shall provide:

(a)	That such agreement may be terminated with respect to a Fund at any time, without payment of any penalty, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of that Fund, on not more than 60 days’ written notice; and

(b)	That such agreement shall terminate automatically in the event of its assignment.

8.     The Plan may not be amended to increase materially the amount of the Distribution Fee with respect to a Fund without approval in the manner provided in Sections 3 and 4 hereof, and all material amendments to the Plan with respect to a Fund shall be approved in the manner provided for approval of the Plan in Section 3.

9.     As used herein, (a) the term “Independent Trustees” shall mean those members of the Board of Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it and (b) the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

10.   The names “Cavanal Hill Funds” and “Trustees of Cavanal Hill Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated October 1, 1987 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “Cavanal Hill Funds” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

CAVANAL HILL FUNDS

By:	/s/ Catherine Dunn
Title:	President
Date:	May 2, 2025

CAVANAL HILL DISTRIBUTORS, INC.

By:	/s/ Bill King
Title:	President & CEO
Date:	May 2, 2025

Schedule A to the

Second Amended and Restated

Distribution and Shareholder Services Plan (12b-1)

Effective as of May 1, 2025

Name of Fund	Compensation*

Cavanal Hill U.S. Treasury Fund -Administrative Shares	Annual rate of twenty-five one-hundredths of one percent (.25%) of Administrative Shares of Cavanal Hill U.S. Treasury Fund’s average daily net assets.

Cavanal Hill U.S. Treasury Fund - Institutional Shares	Annual rate of zero one-hundredths of one percent (.00%) of Institutional Shares of Cavanal Hill U.S. Treasury Fund’s average daily net assets.

Cavanal Hill U.S. Treasury Fund - Select Shares +	Annual rate of zero one-hundredths of one percent (.00%) of Select Shares of Cavanal Hill U. S. Treasury Fund’s average daily net assets.

Cavanal Hill Government Securities Money Market Fund - Administrative Shares	Annual rate of twenty-five one-hundredths of one percent (.25%) of Administrative Shares of Cavanal Hill Government Securities Money Market Fund’s average daily net assets.

Cavanal Hill Government Securities Money Market Fund - Institutional	Annual rate of zero one-hundredths of one percent (.00%) of Institutional Shares of Cavanal Hill Government Securities Money Market Fund’s average daily net assets.

Cavanal Hill Government Securities Money Market Fund - Select	Annual rate of zero one-hundredths of one percent (.00%) of Select Shares of Cavanal Hill Government Securities Money Market Fund’s average daily net assets.

Cavanal Hill Government Securities Money Market Fund - Premier Shares	Annual rate of fifty one-hundredths of one percent (.50%) of Premier Shares of Cavanal Hill Government Securities Money Market Fund’s average daily net assets.

Cavanal Hill Limited Duration Fund - A-Shares	Annual rate of twenty-five one-hundredths of one percent (.25%) of A Shares of Cavanal Hill Limited Duration Fund’s average daily net assets.

Cavanal Hill Limited Duration Fund - Investor Shares	Annual rate of twenty-five one-hundredths of one percent (.25%) of Investor Shares of Cavanal Hill Limited Duration Fund’s average daily net assets.

Cavanal Hill Limited Duration Fund - Institutional Shares	Annual rate of zero one-hundredths of one percent (.00%) of Institutional Shares of Cavanal Hill Limited Duration Fund’s average daily net assets.

Cavanal Hill Bond Fund - A Shares	Annual rate of twenty-five one-hundredths of one percent (.25%) of A Shares of Cavanal Hill Bond Fund’s average daily net assets.

Cavanal Hill Bond Fund - Investor Shares	Annual rate of twenty-five one-hundredths of one percent (.25%) of Investor Shares of Cavanal Hill Bond Fund’s average daily net assets.

Cavanal Hill Bond Fund - Institutional Shares	Annual rate of zero one-hundredths of one percent (.00%) of Institutional Shares of Cavanal Hill Bond Fund’s average daily net assets.

Cavanal Hill Strategic Enhanced Yield Fund - A Shares	Annual rate of twenty-five one-hundredths of one percent (.25%) of A Shares of Cavanal Hill Strategic Enhanced Yield Fund’s average daily net assets.

Cavanal Hill Strategic Enhanced Yield Fund - Investor Shares	Annual rate of twenty-five one-hundredths of one percent (.25%) of Investor Shares of Cavanal Hill Strategic Enhanced Yield Fund’s average daily net assets.

Cavanal Hill Strategic Enhanced Yield Fund - Institutional Shares	Annual rate of zero one-hundredths of one percent (.00%) of Institutional Shares of Cavanal Hill Strategic Enhanced Yield Fund’s average daily net assets.

Cavanal Hill Ultra Short Tax-Free Income Fund - A Shares	Annual rate of twenty-five one-hundredths of one percent (.25%) of A Shares of Cavanal Hill Ultra Short Tax-Free Income Fund’s average daily net assets.

Cavanal Hill Ultra Short Tax-Free Income Fund - Investor Shares	Annual rate of twenty-five one-hundredths of one percent (.25%) of Investor Shares of Cavanal Hill Ultra Short Tax-Free Income Fund’s average daily net assets.

Cavanal Hill Ultra Short Tax-Free Income Fund - Institutional Shares	Annual rate of zero one-hundredths of one percent (.00%) of Institutional Shares of Cavanal Hill Ultra Short Tax-Free Income Fund’s average daily net assets.

Cavanal Hill Hedged Equity Income Fund - A Shares	Annual rate of twenty-five one-hundredths of one percent (.25%) of A Shares of Cavanal Hill Hedged Equity Income Fund’s average daily net assets.

Cavanal Hill Hedged Equity Income Fund - Investor Shares	Annual rate of twenty-five one-hundredths of one percent (.25%) of Investor Shares of Cavanal Hill Hedged Equity Fund’s average daily net assets.

Cavanal Hill Hedged Equity Income Fund - Institutional Shares	Annual rate of zero one-hundredths of one percent (.00%) of Institutional Shares of Cavanal Hill Hedged Equity Income Fund’s average daily net assets.

Cavanal Hill World Energy Fund - A Shares	Annual rate of twenty-five one-hundredths of one percent (.25%) of A Shares of Cavanal Hill World Energy Fund’s average daily net assets.

Cavanal Hill World Energy Fund - C Shares	Annual rate of one percent (1.00%) of C Shares of Cavanal Hill World Energy Fund’s average daily net assets.

Cavanal Hill World Energy Fund - Investor Shares	Annual rate of twenty-five one-hundredths of one percent (.25%) of Investor Shares of Cavanal Hill World Energy Fund’s average daily net assets.

Cavanal Hill World Energy Fund - Institutional Shares	Annual rate of zero one-hundredths of one percent (.00%) of Institutional Shares of Cavanal Hill World Energy Fund’s average daily net assets.

*	All fees are computed daily and paid monthly.
+	As of the Effective Date, these funds have not commenced operations. Until each such Fund commences operation, services will not be rendered and expense will not be incurred under this Plan.